September 4, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated August 29, 2007, of Rival Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained herein.

Yours truly,

/s/ Dohan and Company, CPA's

Dohan and Company CPAs